EXHIBIT 99.1
Aradigm Closes Equity for Debt Transaction with Novo Nordisk A/S
$9.1 Million in Debt Extinguished in Exchange for 26 Million Shares of Common Stock
HAYWARD, Calif., Sep 20, 2010 (BUSINESS WIRE) — Aradigm Corporation (OTCBB:ARDM) (the “Company”) today announced that it closed the transaction contemplated by the previously announced July 30, 2010 Stock Purchase Agreement with Novo Nordisk A/S. At the closing, the Company issued 26 million shares of the Company’s common stock to Novo Nordisk A/S in a private placement as consideration for the termination of a promissory note in favor of Novo Nordisk A/S under which approximately $9.1 million was outstanding on July 30, 2010, representing an effective price per share of $0.3505.
The promissory note that was terminated at closing represented a loan that was made by Novo Nordisk A/S to the Company in 2006 in the principal amount of $7.5 million, with interest accruing at 5% per annum.
Nancy E. Pecota, Vice President and Chief Financial Officer of Aradigm stated, “With the closing of this transaction, we have eliminated all debt from our balance sheet. This transaction was viewed as beneficial by our shareholders as reflected by the fact that, at our special meeting of shareholders, our shareholders overwhelmingly voted in favor of the proposal to increase the number of authorized shares of our common stock to cover the shares issued in this transaction.”
Important Information
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock were issued to Novo Nordisk pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhalation tularemia and anthrax infections, and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 30, 2009, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
SOURCE: Aradigm Corporation
Aradigm Corporation
Nancy Pecota, Chief Financial Officer, 510-265-9370
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